Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports first quarter 2022 results including a 68% increase in diluted EPS, 560 bps increase in home closing gross margin and 12% increase in orders over prior year

SCOTTSDALE, Ariz., April 27, 2022 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported first quarter results for the period ended March 31, 2022.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021	% Chg
Homes closed (units)	2,858	2,890	(1)%
Home closing revenue	$1,245,456	$1,079,982	15%
Average sales price - closings	$436	$374	17%
Home orders (units)	3,874	3,458	12%
Home order value	$1,767,710	$1,349,130	31%
Average sales price - orders	$456	$390	17%
Ending backlog (units)	6,695	5,240	28%
Ending backlog value	$3,038,927	$2,082,259	46%
Average sales price - backlog	$454	$397	14%
Earnings before income taxes	$285,883	$165,977	72%
Net earnings	$217,254	$131,843	65%
Diluted EPS	$5.79	$3.44	68%

MANAGEMENT COMMENTS
“Meritage had a robust start to the 2022 spring selling season even as we continued to navigate labor and supply chain constraints. We achieved our highest quarterly sales order volume in the first quarter of 2022 and our second highest first quarter of home closings. We also set new financial records including our highest quarterly home closing gross margin, our highest first quarter of home closing revenue and the best quarterly SG&A leverage in our company’s history,” said Steven J. Hilton, executive chairman of Meritage Homes. “We believe the sustained demand reflects low supply of new and resale housing inventory and favorable demographics.”
“We recognize that recent interest rate increases and six quarters of strong pricing power will eventually impact both buyer psychology and affordability. To alleviate some uncertainties for our customers, in March, Meritage purchased retroactive interest rate locks on all eligible floating-rate loans for homes in our backlog that are scheduled to close in the second half of 2022. We want to help our buyers remain confident and comfortable with their decision to purchase a Meritage home, and relieve concerns around the higher cost of homeownership since their home purchase decision,” said Phillippe Lord, chief executive officer of Meritage Homes. “While demand is still strong, we acknowledge that current dynamics are not sustainable indefinitely and eventually, homebuilding demand will stabilize. To us, that market stability is welcomed. We believe that our community count growth, focus on entry-level and first move-up product and a strategy of driving lower costs through pre-started inventory give us a competitive advantage to capture incremental volume and market share in a rising rate environment while adding meaningful shareholder value.”
“Meritage’s community count grew 32% year-over-year and 3% sequentially from December 31, 2021 to 268 active communities at March 31, 2022. As we brought more communities online, we started over 4,000 homes in the first quarter of 2022, which led to 12% year-over-year growth in sales orders to 3,874 homes,” Mr. Lord continued. “Despite metering our absorption pace in many of our communities to align our starts with production, our average absorption pace was 4.9 per month, which was a 9% increase sequentially from the fourth quarter of 2021.”
“Our closings of 2,858 homes this quarter were just 32 units shy of our highest first quarter of home closings, which occurred in 2021. As a result of favorable pricing power, home closing revenue increased 15% year-over-year to $1.2 billion for the first quarter of 2022, which combined with a 30.3% home closing gross margin and SG&A leverage of 8.5%, led to a 68% year-over-year increase in diluted EPS to $5.79," Mr. Lord remarked.
“During the quarter, we spent $371.4 million on land acquisition and development and at March 31, 2022, lot supply totaled about 75,100,” said Mr. Lord. “To provide flexibility, we maintained a strong balance sheet, ample liquidity and a net debt-to-capital ratio of 16.9% at March 31, 2022.”
Mr. Lord concluded, "With interest rates increasing, we believe that our affordable entry-level and first move-up homes that offer “surprisingly more” allow us to expand our customer base to include those that are being priced out of move-up communities and consider our homes an attractive alternative. Our mid-year goal of a 300 community count is within reach. We continue to carefully navigate the still-constrained operating environment by expanding our trade base and strengthening critical relationships. We are projecting 14,500-15,500 home closings for the full year 2022, which we anticipate will generate $6.5-6.9 billion in home closing revenue. Home closing gross margin is projected to be in the low 28% range. With a projected effective tax rate of 25%, we expect diluted EPS to be in the range of $26.30-27.90 for 2022.”

FIRST QUARTER RESULTS
•Orders of 3,874 homes for the first quarter of 2022 increased 12% year-over-year, driven by a 32% growth in average active communities that was partially offset by a 16% decrease in average absorptions per store to 4.9 per month from 5.8 per month in the first quarter of 2021. Entry-level represented 83% of first quarter 2022 sales orders, compared to 76% in the same quarter of 2021. Average sales price ("ASP") on orders in the first quarter of 2022 exceeded $450,000.

•The 15% year-over-year increase in home closing revenue to $1.2 billion for the quarter reflected a 17% increase in ASP on closings due to sustained homebuying demand even as we shifted our product mix toward entry-level homes. This was partially offset by a 1% decline in home closing volume year-over-year.

•Home closing gross margin improved 560 bps to 30.3% in the first quarter 2022 from 24.7% in the prior year with higher ASPs more than offsetting high commodity costs as well as the benefit of the lower interest costs stemming from lower interest rates on our refinanced debt.
•Selling, general and administrative expenses ("SG&A") as a percentage of first quarter 2022 home closing revenue of 8.5% improved 130 bps from 9.8% in the first quarter of 2021 due to lower commissions, greater leverage of fixed costs on higher home closing revenues as well as the benefits of technology for our sales and marketing functions.

•The first quarter effective income tax rate was 24.0% in 2022 compared to 20.6% in 2021. The higher rate in 2022 reflects the expiration of the 2019 Taxpayer Certainty and Disaster Tax Relief Act, under which we earned eligible energy tax credits on qualifying homes closed in 2021.

•First quarter 2022 pre-tax margin increased 690 bps to 22.1%, compared to 15.2% in the first quarter of 2021. Net earnings were $217.3 million ($5.79 per diluted share) for the first quarter of 2022, a 65% increase over $131.8 million ($3.44 per diluted share) for the first quarter of 2021. Strong earnings growth reflected pricing power, expanded gross margin and improved overhead leverage, which combined with a lower outstanding share count in the current quarter, led to a 68% year-over-year improvement in diluted EPS.

BALANCE SHEET
•Cash and cash equivalents at March 31, 2022 totaled $520.4 million, compared to $618.3 million at December 31, 2021, primarily as a result of net cash used for investments in real estate and share repurchases. Real estate assets increased from $3.7 billion at December 31, 2021 to $4.0 billion at March 31, 2022.

•A total of about 75,100 lots were owned or controlled as of March 31, 2022, compared to approximately 58,000 total lots at March 31, 2021. We added over 4,100 net new lots in the first quarter of 2022, representing an estimated 27 future communities, of which 93% are for entry-level communities.

•Debt-to-capital and net debt-to-capital ratios were 26.9% and 16.9%, respectively, at March 31, 2022, which compared to 27.6% and 15.1%, respectively, at December 31, 2021.
•The Company repurchased 1,037,967 shares of stock for a total of $99.3 million during the first quarter of 2022. $54.1 million remained available to repurchase under our authorized share repurchase program as of March 31, 2022.

CONFERENCE CALL
Management will host a conference call to discuss its first quarter results at 8:00 a.m. Mountain Standard Time (11:00 a.m. Eastern Daylight Time) on Thursday, April 28, 2022. The call will be webcast live with an accompanying slideshow available on the "Investor Relations" page of the company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 US toll free or 1-412-902-0046 on the day of the call.
A replay of the call will be available via webcast beginning at approximately 11:00 a.m. Mountain Standard Time (2:00 p.m. Eastern Daylight Time) on April 28, 2022 and extending through May 12, 2022, at https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021	Change $	Change %
Homebuilding:
Home closing revenue	$1,245,456	$1,079,982	$165,474	15%
Land closing revenue	41,478	3,799	37,679	992%
Total closing revenue	1,286,934	1,083,781	203,153	19%
Cost of home closings	(867,807)	(813,327)	54,480	7%
Cost of land closings	(30,685)	(3,252)	27,433	844%
Total cost of closings	(898,492)	(816,579)	81,913	10%
Home closing gross profit	377,649	266,655	110,994	42%
Land closing gross profit	10,793	547	10,246	1,873%
Total closing gross profit	388,442	267,202	121,240	45%
Financial Services:
Revenue	4,672	4,751	(79)	(2)%
Expense	(2,512)	(2,171)	341	16%
Earnings from financial services unconsolidated entities and other, net	1,174	1,180	(6)	(1)%
Financial services profit	3,334	3,760	(426)	(11)%
Commissions and other sales costs	(65,540)	(67,744)	(2,204)	(3)%
General and administrative expenses	(39,995)	(37,949)	2,046	5%
Interest expense	(41)	(90)	(49)	(54)%
Other (expense)/income, net	(317)	798	(1,115)	(140)%
Earnings before income taxes	285,883	165,977	119,906	72%
Provision for income taxes	(68,629)	(34,134)	34,495	101%
Net earnings	$217,254	$131,843	$85,411	65%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$5.87	$3.50	$2.37	68%
Weighted average shares outstanding	36,996	37,644	(648)	(2)%
Diluted
Earnings per common share	$5.79	$3.44	$2.35	68%
Weighted average shares outstanding	37,527	38,339	(812)	(2)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$520,395	$618,335
Other receivables	155,380	147,548
Real estate (1)	4,027,950	3,734,408
Real estate not owned	8,011	8,011
Deposits on real estate under option or contract	93,432	90,679
Investments in unconsolidated entities	5,631	5,764
Property and equipment, net	38,299	37,340
Deferred tax asset, net	40,515	40,672
Prepaids, other assets and goodwill	168,548	124,776
Total assets	$5,058,161	$4,807,533
Liabilities:
Accounts payable	$280,114	$216,009
Accrued liabilities	388,921	337,277
Home sale deposits	48,278	42,610
Liabilities related to real estate not owned	7,210	7,210
Loans payable and other borrowings	22,561	17,552
Senior notes, net	1,142,762	1,142,486
Total liabilities	1,889,846	1,763,144
Stockholders' Equity:
Preferred stock	—	—
Common stock	367	373
Additional paid-in capital	321,519	414,841
Retained earnings	2,846,429	2,629,175
Total stockholders’ equity	3,168,315	3,044,389
Total liabilities and stockholders’ equity	$5,058,161	$4,807,533
(1) Real estate – Allocated costs:
Homes under contract under construction	$1,294,680	$1,039,822
Unsold homes, completed and under construction	496,058	484,999
Model homes	81,770	81,049
Finished home sites and home sites under development	2,155,442	2,128,538
Total real estate	$4,027,950	$3,734,408

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended March 31,
	2022	2021
Depreciation and amortization	$5,759	$6,535

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$56,253	$58,940
Interest incurred	15,213	16,092
Interest expensed	(41)	(90)
Interest amortized to cost of home and land closings	(12,343)	(17,402)
Capitalized interest, end of period	$59,082	$57,540

	March 31, 2022	December 31, 2021
Senior notes, net, loans payable and other borrowings	$1,165,323	$1,160,038
Stockholders' equity	3,168,315	3,044,389
Total capital	$4,333,638	$4,204,427
Debt-to-capital	26.9%	27.6%

Senior notes, net, loans payable and other borrowings	$1,165,323	$1,160,038
Less: cash and cash equivalents	(520,395)	(618,335)
Net debt	$644,928	$541,703
Stockholders’ equity	3,168,315	3,044,389
Total net capital	$3,813,243	$3,586,092
Net debt-to-capital	16.9%	15.1%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net earnings	$217,254	$131,843
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	5,759	6,535
Stock-based compensation	5,975	5,367
Equity in earnings from unconsolidated entities	(936)	(750)
Distribution of earnings from unconsolidated entities	1,069	1,100
Other	208	2,651
Changes in assets and liabilities:
Increase in real estate	(283,885)	(193,395)
Increase in deposits on real estate under option or contract	(2,753)	(4,821)
Increase in other receivables, prepaids and other assets	(52,098)	(7,118)
Increase in accounts payable and accrued liabilities	115,927	38,743
Increase in home sale deposits	5,668	5,899
Net cash provided by/(used in) operating activities	12,188	(13,946)
Cash flows from investing activities:
Investments in unconsolidated entities	—	(1)
Purchases of property and equipment	(6,423)	(4,993)
Proceeds from sales of property and equipment	178	84
Maturities/sales of investments and securities	2,213	2,566
Payments to purchase investments and securities	(2,213)	(2,566)
Net cash used in investing activities	(6,245)	(4,910)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(4,580)	(1,947)
Repurchase of shares	(99,303)	(8,385)
Net cash used in financing activities	(103,883)	(10,332)
Net decrease in cash and cash equivalents	(97,940)	(29,188)
Cash and cash equivalents, beginning of period	618,335	745,621
Cash and cash equivalents, end of period	$520,395	$716,433

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2022		2021
	Homes	Value	Homes	Value
Homes Closed:
Arizona	458	$198,095	410	$137,268
California	275	187,410	277	171,899
Colorado	131	77,919	175	84,263
West Region	864	463,424	862	393,430
Texas	873	347,828	963	318,385
Central Region	873	347,828	963	318,385
Florida	438	168,075	417	140,828
Georgia	127	56,434	146	55,139
North Carolina	297	119,004	299	107,013
South Carolina	121	39,713	85	27,846
Tennessee	138	50,978	118	37,341
East Region	1,121	434,204	1,065	368,167
Total	2,858	$1,245,456	2,890	$1,079,982

Homes Ordered:
Arizona	550	$240,007	602	$222,435
California	346	247,343	286	173,391
Colorado	209	125,999	169	89,779
West Region	1,105	613,349	1,057	485,605
Texas	1,296	548,567	1,115	391,968
Central Region	1,296	548,567	1,115	391,968
Florida	572	226,914	479	179,109
Georgia	220	100,891	164	61,557
North Carolina	373	163,008	419	157,687
South Carolina	154	52,656	76	26,402
Tennessee	154	62,325	148	46,802
East Region	1,473	605,794	1,286	471,557
Total	3,874	$1,767,710	3,458	$1,349,130

Order Backlog:
Arizona	1,237	$535,586	1,185	$429,171
California	464	331,321	453	276,202
Colorado	406	246,932	202	110,279
West Region	2,107	1,113,839	1,840	815,652
Texas	2,301	973,828	1,782	645,959
Central Region	2,301	973,828	1,782	645,959
Florida	1,002	411,478	612	253,188
Georgia	296	136,266	174	64,355
North Carolina	641	269,898	574	214,079
South Carolina	166	57,643	111	39,785
Tennessee	182	75,975	147	49,241
East Region	2,287	951,260	1,618	620,648
Total	6,695	$3,038,927	5,240	$2,082,259

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended March 31,
	2022		2021
	Ending	Average	Ending	Average
Active Communities:
Arizona	40	39.5	33	33.0
California	23	22.5	19	17.5
Colorado	18	17.5	12	11.5
West Region	81	79.5	64	62.0
Texas	75	74.0	59	61.0
Central Region	75	74.0	59	61.0
Florida	41	41.0	30	30.5
Georgia	15	15.0	12	9.5
North Carolina	29	27.5	24	22.5
South Carolina	13	13.5	6	6.0
Tennessee	14	13.0	8	7.5
East Region	112	110.0	80	76.0
Total	268	263.5	203	199.0

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2021. The Company offers a variety of homes that are designed with a focus on entry-level and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina, Tennessee and Utah.
Meritage Homes has delivered over 150,000 homes in its 36-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is the industry leader in energy-efficient homebuilding and an eight-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy-efficient homebuilding, and the recipient of the EPA Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general; projected 2022 home closings, home closing revenue, home closing gross margins, effective tax rate and diluted earnings per share; future community counts; trends in construction costs; and expectations about our future results.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: changes in interest rates and the availability and pricing of residential mortgages; the potential benefits of rate locks; inflation in the cost of materials used to develop communities and construct homes; supply chain and labor constraints; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the ability of our potential buyers to sell their existing homes; legislation related to tariffs; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations related to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic (such as COVID-19), and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2021 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.